                                  Exhibit 10.24


                  Employment agreement dated as of July 1, 1998

                by and between Fabbri Artes Graficas Valencia SA

                          and Jose Saenz de Santa Maria

                                DATED 1 MAY 1998





      (1)  FABBRI ARTES GRAFICAS VALENCIA S.A.




      (2)  JOSE SAENZ DE SANTA-MARIA









                       ---------------------------------
                                SERVICE AGREEMENT
                       ---------------------------------

                                    CONTENTS


      CLAUSE                   HEADING                                                                      PAGE

      1.      JOB TITLE......................................................................................1

      2.      DURATION ......................................................................................2

      3.      HOURS OF WORK..................................................................................2

      4.      SALARY.........................................................................................2

      5.      COMPANY CAR....................................................................................3

      6.      PLACE OF WORK..................................................................................3

      7.      EXPENSES.......................................................................................4

      8.      ASSIGNMENT ....................................................................................4

      9.      RESTRICTIONS ..................................................................................4

      10.     SICKNESS AND SICK PAY..........................................................................5

      11.     TERMINATION OF EMPLOYMENT......................................................................5

      12.     NORMAL RETIREMENT AGE..........................................................................6

      13.     DISCIPLINARY AND GRIEVANCE PROCEDURE...........................................................6

      14.     CONFIDENTIAL INFORMATION.......................................................................6

      15.     JURISDICTION...................................................................................7

      16.     LANGUAGE.......................................................................................7

      THIS AGREEMENT is made the tenth day of July 1998



      BETWEEN:

      (1) DERRICK W LYON with Passport Number GBR 016240661 whose address is at Nook House, Off Cliffe Lane, Acton Bridge, Northwich, Cheshire, CW8 3QP, UK, acting as joint director of FABBRI ARTES GRAFICAS VALENCIA, SA (the "COMPANY") with Tax identity code number C.I.F. A-46030300, whose registered office is at Avda Comarques del Pais Valencia 56, 46930, Quart de Poblet, Valencia, Spain; acting as the representative of the sole director by virtue of the appointment of EPL TECHNOLOGIES SRL as sole director, in a Shareholders Meeting dated 10 July 1998 authorised by the notary of Valencia Mr Carlos Pascual de Miguel, and registered with the Commercial Registry of Valencia; and

      (2) JOSE SAENZ DE SANTA-MARIA of lawful age, married (the "EXECUTIVE") with National Identity Card number 50293753-K and address at Paseo de la Isla 39, 2D, 09003 Burgos, Spain.

      RECITALS

      A) The Company is interested in entering into a service contract appointing a managing director of the Company. The service contract is regulated by the Real Decreto 1382/1985 of 1st of August.

      B) DERRICK W LYON as the representative of the Company, agrees to enter into this Agreement on behalf of the Company.

      C) Both parties acknowledge that each have the legal capacity to enter into this Agreement, and that they enter into their obligations freely.

      NOW IT IS HEREBY AGREED as follows:


      1.      JOB TITLE

      1.1 The Company will employ the Executive as Managing Director of the Company. The Executive's duties will include all work normally associated with his title and such additional duties as the Company may reasonably require of him from time to time.

      1.2 The Executive agrees to perform the post of Managing Director of the Company, performing his functions with full autonomy and liability which may only be limited at the instigation of any of the joint directors of the company and the Chief Executive Officer, EPL Technologies (Europe) Limited ("CEO Europe").


                                       1.

      1.3 Notwithstanding the provisions of Clause 1.1 the specific function of the Executive will be Technical and Commercial Managing Director.

      2.      DURATION

              This Agreement has an indefinite duration. The Parties agree that it is fully binding and as a consequence it entered into effect from the 1st day of May 1998. Either party can terminate this Agreement upon the giving of six months notice to the other party.

      3.      HOURS OF WORK

      3.1 The Executive's normal working hours shall be from 9 am to 7 pm Monday to Friday with 2 hours for lunch. The Executive will be required to work any reasonable additional hours as are necessary for the proper performance of his duties and with no entitlement to over time.

      3.2 The Executive will be entitled to thirty 30 days paid holiday per calendar year, including all the Spanish national holidays.

      3.3 Holiday entitlement may not be carried forward to the next calendar year without the prior written consent of the Company.

      3.4 As early as possible, (and in any event before making any arrangements), the Executive should indicate his intended holiday dates to his immediate superior and obtain his consent.

      3.5 If the Executive ceases his employment during a calendar year his holiday entitlement in that year will be allocated pro rata. The Executive will report to anyone of the joint directors of the Company and to the Chief Executive Officer, EPL Technologies (Europe) Limited ("CEO Europe").

      3.6 The Executive may subsequently be required to work for other individuals in substitution for and /or in addition to the CEO Europe.

      4.      SALARY

      4.1 The Executive shall receive a basic salary at the rate of 20.000.000pts (twenty million pesetas) per annum gross to be paid by equal monthly installments.

      4.2 The Executive's salary will be reviewed annually in January, however the Company does not have any obligation to award an increase.

      4.3 Any benefit received by the Executive hereunder will be disclosed to the relevant tax authorities in compliance with the prevailing legislation and the Executive hereby undertakes to be responsible for the payment of any and all tax accruing by virtue of the provision of such benefits.


                                       2.

      4.4 The Company and the Executive will agree a bonus to be paid annually. The Executive's exact targets will be agreed on an annual basis, and a bonus will be paid based on achievement of these agreed targets. It is envisaged that a bonus of up to 10% of the Executive's basic salary will be awarded for achievement of the Company's sales targets and up to 10% of the Executive's basic salary will be awarded for achievement of the Company's net profit targets. An additional bonus will be awarded for achievement of a net profit for the Company in excess of the net profit targets.

      4.5 The Company has paid the Executive a subscription to the Company health scheme for himself and his wife and children.

      4.6     In addition, the Company has lent the Executive the amount of
              450.000 pesetas. The Executive shall repay this amount over a period of 12 months, with a deduction of 37,500 pesetas per month from his net salary. This amount is only to be used by the Executive for the payment of school fees or related costs for members of his family.

      5.      COMPANY CAR

      5.1 The Company has made available to the Executive for his business and personal use a motor car of a make and model which is in line with the Company's current policy. The monthly total cost of hire of such a motor car shall not exceed 135.000 pesetas.

      5.2 The Company shall bear the cost of issuing, servicing, taxing, repairing and maintaining the vehicle and shall pay the petrol for both business and private use.

      5.3 Immediately upon the termination of his employment hereunder (howsoever arising) the Executive shall if requested by the Company return the car in good condition together with its keys and all documents relating to it to the Company forthwith at its principal place of business or as otherwise directed by the Company.

      5.4 Without prejudice to the provisions of Clause 5.3, in the event of the Executive's employment being terminated by the Company, other than for gross misconduct, the Executive may at the Company's discretion be allowed to retain the car for his notice period. Should the Executive not be required to work his notice he will be responsible for the cost of routine servicing and petrol during this period. Alternatively, the Company will compensate the Executive for the loss of this benefit.

      6.      PLACE OF WORK

      6.1 The Executive's place of work shall be in Valencia. The Company may also require him to work at any other location either on a permanent or temporary basis.

      6.2 In the event of a permanent transfer being proposed by the Company, the Company will provide the Executive with sufficient information to enable him to make a decision as to the desirability of such a transfer. This information will include all aspects of remuneration, transfer expenses and all other related costs.



                                       3.

      6.3 To enable the Executive to carry out his position as Managing Director, the Company has assisted with the rental costs of a house. This finance assistance cannot exceed 120.000pts (One hundred and twenty thousand pesetas) per month. The Company will pay 50% of the actual cost incurred in the first year of employment, 25% in the second year of employment. No further amounts will be paid after the third year.

      6.4 The reasonable and directly incurred removal costs to its place of work has already been born by the Company.

      7.      EXPENSES

      7.1 The Company shall reimburse the Executive the amount of all reasonable expenses properly incurred by him in the performance of his duties, subject to compliance with the appropriate procedures and to his production, if required, of appropriate vouchers or receipts satisfactory to the Company.

      8.      ASSIGNMENT

      8.1 The Company shall be entitled to assign or transfer its respective rights and obligations arising under this contract to any of its associates or related companies within the EPL Group of companies, without the consent of the "Executive", provided that the Company demonstrates to the reasonable satisfaction of the "Executive", that the proposed assignee has adequate financial and legal ability to observe and perform the obligations to be assigned.

      9.      RESTRICTIONS

      9.1 In the event of the Executive resigning from his employment with the Company the Executive shall not if requested by the Company for a period of 12 months following the termination of his contract of employment directly or indirectly:

              (a) solicit or attempt to solicit the custom or business of any third party who is a customer of the Company. For the purpose of this clause "a Customer" is defined as any third party who, in the preceding 12 months had placed an order for goods or services with the Company; and

              (b) carry on or assist with any business related or similar to the gas flame process of perforating plastic films, the hot needle process or any other packaging or film perforating or related techniques including any new techniques developed or in the process of development prior to the Executive's resignation. This clause shall extend to the United Kingdom, and members of the European Union, Morocco and the United States of America.

      9.2 Paragraphs 9.1(a) and 9.1(b) above, will also apply in the event of the Executive being dismissed following action arising from the Company's disciplinary procedures and the Spanish labour legislation in force at that particular time, or if the Executive is made redundant.



                                       4.

      9.3 If the company exercises its option under Clause 9.1(a) and prevents the Executive from working for a third party who is related to the Company's business as defined, the Company will pay you the Executive 5,000.000 pesetas as compensation for preventing him from working for such a third party during the 12 month period.

      9.4 In addition, if this agreement is terminated and the company exercises its option under 9.1, the Executive will be bound by the confidentiality letter, which is attached to this agreement as
              Exhibit 1.

      10.     SICKNESS AND SICK PAY

      10.1 If the Executive is absent from work due to illness or injury or for any other reason he must notify his immediate superior or such other person as may be notified to him for this purpose from time to time before 10.00 am or as soon as reasonably possible of his first day of absence and give the expected duration of his absence.

      10.2 If the Executive is absent from work for more than seven consecutive days (including Saturdays and Sundays) due to illness or injury he must obtain a doctor's certificate and produce or arrange for it to be produced immediately to his immediate superior or such other person as may be notified to him for this purpose from time to time. If the Executive is absent further thereafter, a doctor's certificate must be produced each seven days.

      10.3 If the Executive is absent from work due to illness or injury he will be paid Company sick pay on the following basis:

              (c) payment of his full basic salary until he receives such benefits as he may be entitled to under the Company's existing permanent health care scheme;

              (d) any sick pay paid by the Company will include any Statutory Sick Pay entitlement and will be reduced by the amount of any social security benefits recoverable by the Executive in respect of his illness or injury;

              (e) Paragraphs 10.3(a) and (b) shall apply without prejudice to the Spanish Labour Law in force.

      11.     TERMINATION OF EMPLOYMENT

      11.1 Subject to Clause 2 the Executive's employment may be terminated by the Executive giving the Company 6 months notice in writing. In the event of non performance of this duty of notice, the Company has the right to an amount equal to the corresponding salaries of the period.

      11.2 Subject to Clause 2 the Executive's employment may be terminated by the Company giving the Executive 6 months notice in writing. In the event of non performance of this duty of notice, the Executive has the right to an amount equal to the corresponding salaries of the period.


                                       5.

      11.3 On termination of employment, howsoever arising, or at any time requested by the Company, the Executive shall immediately return all relevant information, material, documents, and property belonging to the Company and in the Executive's safekeeping without retaining copies, samples or records thereof. In addition the Executive is to be bound by the confidentiality letter which is attached to this agreement as Exhibit 1.

      11.4    This Agreement may be terminated by:

              (f)        the Company;

              (g)        the Executive of the Company

              (h) In the event of termination by either the Company or the Executive, Articles 10, 11 and 12 of Royal Decree 1382/1985 of August 1st, or any other Law which may amend this from time to time shall apply to this agreement.

              Subject to clause 2 if the Company terminates the agreement the Executive will be entitled to a compensation equal to 15 months' salary in addition to the notice period agreed between the Parties of this Agreement.

      12.     NORMAL RETIREMENT AGE

      12.1 The Executive's normal retirement age will be 65 and his employment will automatically terminate on the Executive reaching this age, without prejudice to the Spanish Labour Law in force.

      13.     DISCIPLINARY AND GRIEVANCE PROCEDURE

      13.1 Where the Company is dissatisfied with his performance it will initially refer the matter for discussion between the Executive and the CEO Europe. If this does not resolve the matter to the Company's satisfaction then the Executive will receive a formal written warning from the CEO Europe or the Board.

      13.2 If the Executive is dissatisfied with any disciplinary decision or if he wishes to seek redress for any grievance relating to his employment, he should first apply in writing to the CEO Europe and thereafter he may appeal in writing to the Board of Directors within seven days of being notified by the CEO Europe of his decision.

      13.3 Clauses 13.1 and 13.2 shall apply without prejudice to the Spanish Labour Law in force.


      14.     CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY

      14.1 The Executive will not, except in the proper course of his duties to the Company either during or after the end of his employment, divulge or communicate to any person, firm or company, or otherwise make use of, any information of a secret or confidential nature of


                                       6.

              which the Executive has taken into his possession during his employment, which relates to the Company or any of its associated companies or any third party.

      14.2 The Executive acknowledges that all intellectual property rights including all renewals and extensions thereof originated or developed by him (whether alone or jointly with any person or persons) at any time during his employment with the Company whether before or after the date hereof shall belong to and vest in the Company absolutely to the fullest extent permitted by law and to such end the Executive undertakes, at the request and expense of the Company, to execute all such documents and give all such assistance as in the opinion of the Company as may be necessary or desirable to vest any such intellectual property rights therein in the Company absolutely and hereby assign by way of present assignment of future copyright all copyright in any copyright works produced or originated by him during his employment.

      14.3 The executive acknowledges to be bound by the terms of confidentiality letter which is attached to this agreement as
              Exhibit 1.

      15.     JURISDICTION

      15.1 Agreement shall be governed by and construed in accordance with the Spanish Labour Law in force and the parties agree to submit to the non-exclusive jurisdiction of the Spanish Courts.

      16.     LANGUAGE

      16.1 This Agreement has been drafted in the Spanish Language, a translation into the English Language is attached hereto as
              Exhibit 1. The Spanish version of this Agreement shall prevail in all cases.


                                       7.

      IN WITNESS whereof the Company has signed this Agreement under the hand of an authorised official and the Executive has executed this Agreement in his own name on his own behalf




      SIGNED by DERRICK LYON                      )       /S/ DERRICK W LYON
      duly authorised for and on behalf of        )
      FABBRI ARTES GRAFICAS VALENCIA, SA          )
      (THE COMPANY)                               )






      EXECUTED by JOSE SAENZ DE SANTA-MARIA
                                                  )
      (THE EXECUTIVE)                             )
                                                  /s/ JOSE SAENZ DE SANTA MARIA


                                       8.

      EXHIBIT 1

                             CONFIDENTIALITY LETTER


      To:Mr Derrick William Lyon
       Joint Director of
       FABBRI ARTES GRAFICAS VALENCIA, S.A.
       Avda Comarques del Pais Valencia 56
       46930 Quart de Poblet
       Valencia, Spain

       and

       EPL TECHNOLOGIES INC
       2 International Plaza
       Suite 245
       Philadelphia PA 19113-1507 USA

                                                               Date 1st May 1998

      Dear Sirs

      CONFIDENTIAL INFORMATION AND CERTAIN UNDERTAKINGS

      1.   DEFINITIONS

       I agree that for the purposes of this letter the following definitions will apply:

       "advisors" will mean lawyers, accountants, auditors, financial advisors and bankers;

       "the Company" will mean the FABBRI ARTES GRAFICAS VALENCIA, S.A. and any subsidiary, associated or holding company of the Company;

       "Confidential Information" will mean all information of whatever nature including without limitation all unpatented designs, drawings, data specifications and manufacturing processing or testing procedures and other technical business and similar information including all readable or computer or other reactive readable data, logic, diagrams, flow charts, coding source or object codes listing or other material relating to or comprising software conceived, originated, made or developed by the Company and its subsidiaries in written pictorial or oral form.

       "Customer" will mean any person, firm or company who at any time during the period of TWO years immediately prior to the Termination Date was a customer of the Company being a person, firm or company with whom I personally dealt or for whom I was responsible on behalf of the Company during the said period.

       "Entry into force" will mean the 1st May 1998.


                                       9.

       "Goods or Services" will mean any goods or services similar to or competitive with those supplied by the Company at any time during the two years immediately prior to the Termination Date and with the supply of which I was concerned at any time during the said period.

       "Key Person" will mean a person who is or was at any time whilst I was employed by the Company:

       (a) an employee, director, consultant or contractor of the Company; and

       (b) a person with whom I personally dealt during my employment by the Company; and

       (c) employed or engaged in a managerial or equivalent capacity or in a more senior capacity.

       "Key Supplier" will mean any person, firm or company who at any time during the period of TWO years immediately prior to the Termination Date was a principal supplier of the Company being a person, firm or company with whom I personally dealt on behalf of the Company during the said period of TWO years.

       "Restricted Business" will mean the business of Packaging and Labelling food products.

       "Restricted Area" will mean any territory where I have been employed under my Service Agreement at any time during the ONE YEAR immediately prior to the Termination Date.

       "Restricted Period" will mean for the purposes of this letter 12 months immediately following the Date of Termination of my employment.

       "Service Agreement" will mean my employment contract with the Company dated first October 1997. .

       "Termination Date" will mean the date on which my employment with the Company terminates.

      2.            CONFIDENTIAL INFORMATION

      2.1 I agree that all the Confidential Information and other material of whatsoever nature made, originated or developed by me in the course of and in connection with my employment with the Company either before or after the date hereof will belong to and rest in the Company absolutely to the fullest extent permitted by law.

      2.2 I undertake to keep in confidence the Confidential Information of whatever nature relating to the Company whilst I am a Director and/or employee of the Company as may be provided to me (whether orally or in writing or in any other manner).



                                      10.

      2.3 I undertake that after the Termination Date not to disclose or publish to any person or negligently cause any unauthorised disclosure of any information of a confidential or secret nature which I may acquire one year before or in the course of my employment with the Company (including without limitation trade secrets, know how, inventions, designs, processes, formulae, notations, improvements and financial information) concerning the affairs or business or products of the Company or of any of its or their predecessors in business or of any third party to whom the Company is under an obligation of confidence such as suppliers, agents, distributors or auditors.

      2.4 I further undertake that in the event that I cease to be employed by the Company for whatever reason that I will:

       (a)          not divulge the Confidential Information to any person;

       (b) treat all Confidential Information as strictly private and confidential and will take all necessary steps (including but not limited to those required by Spanish law) to preserve such confidentiality on your behalf;

       (c) return promptly to you upon demand the documents and materials arising in relation to the Confidential Information together with all copies or reproductions held by me or my advisors.

      3.   UNDERTAKINGS

       After the termination of my employment with the Company, I will not either alone or jointly with or on behalf of any other person firm or company, directly or indirectly as principal, partner, agent, shareholder, director, employee, consultant or otherwise however:

       (a) at any time during the Restricted Period carry on or assist with or be interested in the carrying on of a Restricted Business within the Restricted Area in competition with the Company;

       (b) at any time during the Restricted Period supply (or procure or assist the supply of) any Goods or Services to any Customer if such supply is in respect of Goods or Services in competition with the Company;

       (c) at any time during the Restricted Period canvass or solicit the custom of (or procure or assist the canvassing or soliciting of the custom of) any Customer if such canvassing or solicitation is in respect of Goods or Services in competition with the Company;

       (d) at any time during the Restricted Period in competition with the Company immediately following the Termination Date:

                    (i) offer employment to or employ or offer or conclude any contract for services with or solicit the employment or engagement of; or



                                      11.

                    (ii) procure or assist any third party so to offer, employ, engage or solicit:

                    any Key Person (whether or not such person would commit any breach of his contact with the Company) unless such Key Person had ceased to be employed or engaged by the Company (as the case may be) more than 3 months previously;

       (e) at any time during the Restricted Period in competition with the Company canvass or solicit any Key Supplier to supply Goods or Services to me or any person firm or company or arrange for any Key Supplier to supply Goods or Services to me or any person firm or company if such supply is in respect of Goods or Services to be supplied in the Restricted Area.

      4.            WAIVER

       I acknowledge that no failure or delay by either of you in exercising any right, power or privilege under this letter will operate as a waiver nor will any single or partial exercise preclude any further exercise by yourselves of any rights either of you may have under this letter.

      5.            INJUNCTION AND INDEMNITY

       Without prejudice to any other rights or remedies either of you may have, I acknowledge and agree that damages will not be an adequate remedy for any breach by me of any of the provisions of this letter and accordingly each of you will be entitled without proof of special damages to the remedies of an injunction and other equitable relief for any threatened or actual breach of the provisions of this letter by me.

       I will indemnify each of you in respect of all damages, costs, claims, demands and liabilities howsoever so arising out of any breach by me of my obligations under this letter.

      6.            GOVERNING LAW

       This letter will be governed by and construed in accordance with the laws of Spain.

      Yours faithfully

      /S/     JOSE SAENZ DE SANTA-MARIA
              JOSE SAENZ DE SANTA-MARIA



                                      12.